Exhibit 99.1

Date:	July 29, 2009
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS

FOR THE THIRD FISCAL QUARTER OF 2009

Stroudsburg, Pennsylvania, July 29, 2009 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) today announced its operating results for the three and nine months ended June 30, 2009. The Company reported net income of $1.7 million, or $0.13 per diluted share, for the three months ended June 30, 2009, as compared to net income of $2.0 million, or $0.12 per diluted share, for the corresponding 2008 period. For the nine months ended June 30, 2009, the Company reported net income of $5.1 million or $0.36 per diluted share as compared to net income of $5.3 million or $0.33 per diluted share for the corresponding 2008 period.

Taken individually, there were several transactions during the three months ended June 30, 2009 that had a significant impact on the Company’s quarterly earnings. In response to continued low interest rates on residential mortgage loans the Company sold $23.8 million of its thirty-year, fixed rate residential mortgage loans. The sales resulted in a pre-tax gain of $372,000 during the quarter. The proceeds from the sales were reinvested in shorter duration mortgage-backed securities issued by United States government sponsored agencies or entities and additional loan production. The Company also sold $15.9 million of adjustable rate mortgage-backed securities that had interest rates scheduled to reset in the next twelve months. The sale resulted in a pre-tax gain of $148,000 during the quarter. The proceeds from the sale were reinvested in shorter duration mortgage-backed securities issued by United States government sponsored agencies or entities. Also during the quarter the Company recorded a pre-tax

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

other than temporary impairment (OTTI) charge of $68,000. The charge was for the remaining value of the Company’s investment in Fannie Mae preferred stock which had been previously written down during the fiscal year ended September 30, 2008. Finally, in addition to its regular assessment increase, the Federal Deposit Insurance Corporation (FDIC) issued a special assessment to all FDIC insured banks to replenish reserves depleted by bank failures during the previous two years. This assessment totaled $400,000. Collectively, these transactions increased earnings for the quarter by $52,000 before income taxes.

“Despite the difficult market conditions that persist for our customers and our Company, our third quarter witnessed some very positive results,” noted Mr. Gary S. Olson, President and Chief Executive Officer of the Company. “Since the beginning of the fiscal year, the Company’s total assets have grown by $59.5 million, or 6.0%; our net interest income after provisions for loan losses is up 8.0% over the previous year. We completed our first stock repurchase program and announced a second and our capital position and asset quality remain fundamentally sound. We have also purchased property in Mountainhome, Pennsylvania and intend to begin construction of our fourteenth, full service branch in the near future.”

Net Interest Income:

Net interest income increased $573,000, or 8.3%, to $7.4 million for the three months ended June 30, 2009, from $6.9 million for the comparable period in 2008. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.49% for the three months ended June 30, 2009, from 2.18% for the comparable period in 2008, offset in part by a decrease in the Company’s average net earning assets of $29.9 million.

Net interest income increased $2.2 million, or 11.3%, to $21.6 million for the nine months ended June 30, 2009, from $19.4 million for the comparable period in 2008. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.39% for the nine months ended June 30, 2009, from 2.04% for the comparable period in 2008, offset in part by a decrease in the Company’s average net earning assets of $19.5 million.

Provision for Loan Losses:

The provision for loan losses increased $225,000 or 150.0%, to $375,000 for the three months ended June 30, 2009, from $150,000 for the comparable period in 2008. The provision for loan losses increased $675,000 or 150.0%, to $1.1 million for the nine months ended June 30, 2009, from $450,000 for the comparable period in 2008.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The increase in the provision for loan losses for both the three and nine month periods ended June 30, 2009, as compared to the comparable 2008 periods was in response to this evaluation and to the growth in the Company’s loan portfolio.

Noninterest Income:

Noninterest income increased $337,000 or 23.9%, to $1.7 million for the three months ended June 30, 2009, from $1.4 million for the comparable period in 2008. The primary reasons for the increase were gains on the sale of $23.8 million in residential mortgage loans of $372,000 and gains on the sale of investment securities of $148,000, which were partially offset by decreases in service charges and fees on deposit accounts of $83,000 and impairment losses on investment securities of $68,000.

Noninterest income increased $136,000, or 3.2%, to $4.3 million for the nine months ended June 30, 2009, from $4.2 million for the comparable period in 2008. The primary reasons for the increase were increases in net gain on the sale of loans of $372,000 and net gain on sale of investments of $148,000 which were partially offset by a decline in service fees on deposit accounts of $250,000 and impairment losses on investment securities of $68,000.

Noninterest Expense:

Noninterest expense increased $972,000, or 18.3%, to $6.3 million for the three months ended June 30, 2009, from $5.3 million for the comparable period in 2008. The primary reason for the increase was an increase in compensation and employee benefits of $467,000 and Federal Deposit Insurance Corporation (FDIC) premiums of $446,000. Compensation and employee benefits increased primarily as a result of an increase of $347,000 for the three months ended June 30, 2009 compared to the comparable period in 2008, related to the Company’s equity incentive plan. As previously announced, the Company’s stockholders approved the ESSA Bancorp, Inc. 2007 Equity Incentive Plan at the 2008 Annual Meeting of Stockholders on May 8, 2008. Awards granted under the Equity Incentive Plan were made on May 23, 2008. Deposit insurance premiums increased primarily as a result of a special FDIC assessment of $400,000 along with an increase in the FDIC quarterly assessment.

Noninterest expense increased $2.4 million, or 15.5%, to $18.0 million for the nine months ended June 30, 2009, from $15.5 million for the comparable period in 2008. The primary reasons for the increase were increases in compensation and employee benefits of $1.6 million, and deposit insurance premiums of $509,000. Compensation and employee benefits increased primarily as a result of an increase of $1.4 million related to the Company’s Equity Incentive Plan. FDIC premiums increased primarily as a result of a special assessment of $400,000 along with increases in the quarterly regular FDIC assessment.

Balance Sheet:

Total assets increased $59.5 million, or 6.0%, to $1.1 billion at June 30, 2009, compared to $993.5 million at September 30, 2008. The primary reasons for the increase in assets were increases in net loans receivable of $29.9 million, and investment securities available for sale of $28.4 million. The increase in net loans receivable included net increases in residential loans of $33.3 million and commercial loans of $4.9 million which were partially offset by decreases in commercial real estate loans of $2.8 million, construction loans of $3.6 million, and home equity loans and lines of credit of $1.5 million.

Total deposits increased $30.7 million at June 30, 2009, compared to September 30, 2008, primarily as a result of increases in money market accounts of $31.3 million. Borrowed funds increased during the same time period by $41.9 million.

Stockholders’ equity decreased $15.0 million to $185.1 million at June 30, 2009, compared to $200.1 million at September 30, 2008, primarily as a result of the Company’s stock repurchase program. In June, 2009 the Company announced that it had completed its first stock repurchase program after having purchased 2,547,135 shares at a weighted average cost of $13.14. It was also announced that the Company’s Board of Directors authorized a second stock repurchase program to purchase up to an additional 10% of its outstanding shares.

Asset Quality:

Nonperforming assets totaled $7.1 million, or 0.67%, of total assets at June 30, 2009, compared to $4.0 million, or 0.40%, of total assets at September 30, 2008. The allowance for loan losses was $5.5 million, or 0.74%, of loans outstanding at June 30, 2009, compared to $4.9 million, or 0.69%, of loans outstanding at September 30, 2008.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2009	September 30, 2008
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,655	$8,382
Interest-bearing deposits with other institutions	2,770	4,232

Total cash and cash equivalents	10,425	12,614
Certificates of deposit	3,342	3,777
Investment securities available for sale	232,443	204,078
Investment securities held to maturity (fair value of $9,876 and $11,924)	9,723	11,857
Loans receivable (net of allowance for loan losses of $5,494 and $4,915)	736,765	706,890
Federal Home Loan Bank stock	20,727	19,188
Premises and equipment	10,762	10,662
Bank-owned life insurance	14,931	14,516
Foreclosed real estate	2,698	31
Other assets	11,126	9,869

TOTAL ASSETS	$1,052,942	$993,482

LIABILITIES
Deposits	$401,239	$370,529
Short-term borrowings	68,153	39,510
Other borrowings	386,507	373,247
Advances by borrowers for taxes and insurance	6,285	2,047
Other liabilities	5,632	8,063
TOTAL LIABILITIES	867,816	793,396

Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	170	170
Additional paid in capital	161,669	159,919
Unallocated common stock held by the Employee Stock Ownership Plan	(12,453)	(12,792)
Retained earnings	61,583	58,227
Treasury stock, at cost	(26,234)	(2,753)
Accumulated other comprehensive income (loss)	391	(2,685)

TOTAL STOCKHOLDERS’ EQUITY	185,126	200,086

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,052,942	$993,482

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2009	2008	2009	2008
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable	$10,682	$10,130	$31,806	$29,797
Investment securities:
Taxable	2,467	2,674	7,564	8,013
Exempt from federal income tax	83	83	248	249
Other investment income	1	217	121	825

Total interest income	13,233	13,104	39,739	38,884

INTEREST EXPENSE
Deposits	1,635	2,018	5,394	7,154
Short-term borrowings	70	1,052	343	1,815
Other borrowings	4,085	3,164	12,356	10,470

Total interest expense	5,790	6,234	18,093	19,439

NET INTEREST INCOME	7,443	6,870	21,646	19,445
Provision for loan losses	375	150	1,125	450

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,068	6,720	20,521	18,995

NONINTEREST INCOME
Service fees on deposit accounts	790	873	2,369	2,619
Services charges and fees on loans	158	174	450	472
Impairment loss on securities	(68)	—	(68)	—
Gain on sale of investments, net	148	—	148	—
Gain on sale of loans, net	372	—	372	—
Trust and investment fees	209	208	623	645
Earnings on Bank-owned life insurance	137	146	415	429
Other	1	9	25	33

Total noninterest income	1,747	1,410	4,334	4,198

NONINTEREST EXPENSE
Compensation and employee benefits	3,636	3,169	10,810	9,174
Occupancy and equipment	696	705	2,160	2,108
Professional fees	306	379	1,028	1,067
Data processing	466	443	1,402	1,400
Advertising	191	155	543	447
FDIC premiums	457	11	542	33
Other	535	453	1,468	1,311

Total noninterest expense	6,287	5,315	17,953	15,540

Income before income taxes	2,528	2,815	6,902	7,653
Income taxes	787	849	1,794	2,336

NET INCOME	$1,741	$1,966	$5,108	$5,317

EARNINGS PER SHARE
Basic	$0.13	$0.13	$0.36	$0.34
Diluted	$0.13	$0.12	$0.36	$0.33

ESSA BANCORP, INC. AND SUBSIDIARY

OTHER FINANCIAL DATA

(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2009	2008	2009	2008
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,041,657	$979,040	$1,025,536	$946,868
Total interest-earning assets	996,752	942,363	983,027	908,996
Total interest-bearing liabilities	816,123	731,792	797,740	704,216
Total stockholders’ equity	188,350	211,044	193,015	209,141

PER COMMON SHARE DATA:
Average shares outstanding - basic	13,450,852	15,659,446	14,033,648	15,665,685
Average shares outstanding - diluted	13,468,712	16,046,636	14,033,648	16,238,561
Book value share computation:
Issued	16,980,900	16,980,900	16,980,900	16,980,900
Treasury shares	(2,461,835)	(192,500)	(2,461,835)	(192,500)

Shares outstanding	14,519,065	16,788,400	14,519,065	16,788,400
Unvested restricted stock awards	471,531	192,500	471,531	192,500

Book value shares	14,990,596	16,980,900	14,990,596	16,980,900